Exhibit 4.5

DECLARATION OF TRUST

I, Lam Wai Chuen [Chinese Characters Omitted] (Hong Kong ID Card No: C448978(9)) of Flat G, 14/F, Block 13, Locwood Court, Kingswood Villas, Tin Shui Wai, New Territories declare as follows:-

1)
That FIFTY THOUSAND (50,000) shares now standing in my name in the books of ELEGANT CAPITAL HOLDINGS LIMITED [Chinese Characters Omitted] does not belong to me but to Xu Jianping ([Chinese Characters Omitted]:  W09113017 (hereinafter referred to as “the Beneficial Owner”) and that I hold the said shares as nominee for the Beneficial Owner.

2)
That I hold the said shares and all dividends and interest accrued or to accrue upon the same UPON TRUST for the Beneficial Owner and I agree to transfer, pay and deal with the said shares and the dividends and interest payable in respect of the same and to exercise all interest and other rights which may accrue to me by virtue thereof.

3)
That I undertake, when called upon to do so by the Beneficial Owner, to transfer the said shares to the Beneficial Owner or as the Beneficial Owner may direct and for such purpose a transfer of the said shares duly executed by me is attached hereto.

4)
I hereby irrevocably appoint the Beneficial Owner our attorney to insert the name of the Beneficial Owner or the name or names of such other person or persons as the Beneficial Owner shall nominate or to make any necessary alterations or additions as regards the particulars of the said shares in the aforesaid transfer and to redeliver the same after any such insertions, alterations or additions have been made thereto.

Dated this the 20th day of August 2008

SIGNED SEALED AND DELIVERED	)
by the said	)
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in the presence of:	)
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/s/Lam Wai Chuen
Lam Wai Chuen [Chinese Characters Omitted]